Exhibit 5.1

Davis Polk & Wardwell LLP
900 Middlefield Road
Redwood City, CA 94063
davispolk.com

October 3, 2025

Oruka Therapeutics, Inc.

855 Oak Grove Avenue, Suite 100

Menlo Park, CA 94025

Ladies and Gentlemen:

Oruka Therapeutics, Inc., a Delaware corporation (the “Company”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 39,425,806 shares of its common stock, par value $0.001 per share (the “Common Stock”) that may be sold by the selling stockholders named in the Registration Statement (the “Selling Stockholders”). The shares of Common Stock registered by the Registration Statement are referred to as the “Resale Shares”. The Resale Shares consist of up to (i) 7,083,000 shares of Common Stock originally issued by the Company in a private placement in September 2024 (including shares of Common Stock that were issued upon the conversion of shares of Series A Preferred Stock into shares of Common Stock in November 2024) (the “September 2024 Private Placement Common Shares”), (ii) 680,000 shares of Common Stock issuable upon the exercise of pre-funded warrants originally issued by the Company in a private placement in September 2024 (the “September 2024 Pre-Funded Warrants”), (iii) 10,933,405 shares of Common Stock originally issued by the Company in a private placement in September 2025 (the “September 2025 Private Placement Common Shares”), (iv) 1,066,666 shares of Common Stock issuable upon the exercise of pre-funded warrants (the “September 2025 Pre-Funded Warrants”), and (v) 19,662,735 shares of Common Stock in respect of the Additional Fairmount Holdings (as defined below). The Additional Fairmount Holdings consist of (i) 2,936,922 shares of Common Stock (the “Additional Fairmount Common Shares”), (ii) 5,297,664 shares of Common Stock issuable upon the exercise of pre-funded warrants (the “Additional Fairmount Pre-Funded Warrants”) and (iii) 11,428,149 shares of Common Stock issuable upon the conversion of 137,138 shares of Series B Preferred Stock (the “Conversion Shares”). The September 2024 Private Placement Common Shares, September 2025 Private Placement Common Shares and the Additional Fairmount Common Shares are collectively referred to as the “Common Shares”. The shares of Common Stock issuable upon the exercise of the September 2024 Pre-Funded Warrants, the September 2025 Pre-Funded Warrants and the Additional Fairmount Pre-Funded Warrants are collectively referred to as the “Warrant Shares”. We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, (i) the Common Shares are validly issued, fully-paid and non-assessable, (ii) the Warrant Shares, when issued and delivered in accordance with the terms of the pre-funded warrants upon the Company’s receipt of payment of the exercise price therefor, will be validly issued, fully-paid and non-assessable and (iii) when the Conversion Shares have been issued and delivered in accordance with the Company’s certificate of incorporation (the “Certificate of Incorporation”), the Conversion Shares will be validly issued, fully-paid and non-assessable.

In connection with the opinion expressed above, we have assumed that, at or prior to the time of the delivery of any shares of Common Stock, (i) the Company is, and shall remain, validly existing as a corporation in good standing under the laws of the State of Delaware; (ii) the September 2024 Pre-Funded Warrants, the September 2025 Pre-Funded Warrants and the Additional Fairmount Warrants are each valid, binding and enforceable agreements of each party thereto; and (iii) there shall not have occurred any change in law affecting the validity or enforceability of such pre-funded warrants. We have also assumed that (i) upon the issuance of any of the Warrant Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Certificate of Incorporation; and (ii) upon the issuance of any of the Conversion Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Certificate of Incorporation.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that we express no opinion as to any law, rule or regulation relating to national security.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP